                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G



                 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

                                INITIAL FILING*


                             NEOTHERAPEUTICS, INC.
                             ---------------------
                                (NAME OF ISSUER)


                           COMMON STOCK, NO PAR VALUE
                           --------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   640-656104
                                   ----------
                                 (CUSIP NUMBER)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 5 Pages

                                  SCHEDULE 13G

CUSIP No. 640-656104                                       Page  2  of  5  Pages
                                                                ---    ---
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Alvin J. Glasky
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*                      (a)[ ]
                                                                         (b)[ ]
    N/A

--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   1,318,911
 NUMBER OF
  SHARES
BENEFICIALLY   -----------------------------------------------------------------
 OWNED BY       6  SHARED VOTING POWER
   EACH
 REPORTING         -0-
  PERSON       -----------------------------------------------------------------
   WITH         7  SOLE DISPOSITIVE POWER

                   1,318,911
               -----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   -0-
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,318,911
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES*                                                 [X]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    24.2%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.         (a)     Name of Issuer:
                        ---------------

                        NeoTherapeutics, Inc.

                (b)     Address:
                        --------

                        One Technology, Drive, Suite I-821
                        Irvine, CA 92618

Item 2.         (a)     Name of Person Filing:
                        ----------------------

                        Alvin J. Glasky, Ph.D.

                (b)     Address of Principal Business Office:
                        ------------------------------------

                        One Technology Drive, Suite I-821
                        Irvine, CA 92618

                (c)     Citizenship:
                        ------------

                        United States of America

                (d)     Title of Class of Securities:
                        -----------------------------

                        Common Stock, no par value

                (e)     CUSIP Number:
                        -------------

                        640-656104

Item 3. If this statement if filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a: N/A
                --------------------------------------------------------

                        (a)     [ ]  Broker of Dealer registered under Section
                                     15 of the Act.

                        (b)     [ ]  Bank as defined in Section 3(a)(6) of the
                                     Act.

                        (c)     [ ]  Insurance Company as defined in Section
                                     3(a)(19) of the Act.

                        (d)     [ ]  Investment Company registered under
                                     Section 8 of the Investment Company Act.

                        (e)     [ ]  Investment Adviser registered under
                                     Section 203 of the Investment Advisors
                                     Act of 1940.

                        (f)     [ ]  Employee Benefit Plan, Pension Fund which
                                     is subject to the provisions of the
                                     Employee Retirement Income Security Act of
                                     1974 or Endowment Fund: see Section
                                     240.13d-1(b)(1)(ii)(F).

                        (g)     [ ]  Parent Holding Company, in accordance with
                                     Section 240.13d-1(b)(1)(ii)(H).

                        (h)     [ ]  Group, in accordance with Section
                                     240.13d-a(b)(1)(ii)(H).


                               Page 3 of 5 Pages

Item 4.         Ownership.
                ----------

                (a)  Amount beneficially owned: 1,318,911*
                (b)  Percent of Class: 24.2%
                (c)  Number of shares as to which such person has:
                     (i)   Sole power to vote or to direct the vote: 1,318,911*
                     (ii)  Shared power to vote or to direct the vote:    -0-
                     (iii) Sole power to dispose or direct the disposition of:
                           1,318,911*
                     (iv)  Shared power to dispose or direct the disposition of:
                           -0-

                --------------

                * Includes 88,173 shares currently issuable under the exercise of a warrant held by Dr. Glasky. Excludes 49,462 shares owned by Dr. Glasky's wife, as to which he disclaims beneficial ownership.

Item 5.         Ownership of Five Percent or Less of a Class.
                ---------------------------------------------

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                N/A

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.
                ----------------------------------------------------------------

                N/A

Item 7. Identification and Clarification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                N/A

Item 8.         Identification and Clarification of Members of the Group.
                ---------------------------------------------------------

                N/A

Item 9.         Notice of Dissolution of Group.
                -------------------------------

                N/A

Item 10.        Certification.
                --------------

                N/A

                                   SIGNATURE
                                   ---------


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                Date: January 10, 1997



                                                By: /s/ Alvin J. Glasky, Ph.D.
                                                    --------------------------
                                                        Alvin J. Glasky, Ph.D.




                                  Page 5 of 5